Exhibit 99.1

               Iowa Telecom Reports Results For Fourth
               Quarter and Year Ended December 31, 2005


    NEWTON, Iowa--(BUSINESS WIRE)--March 3, 2006--Iowa
Telecommunications Services, Inc. (NYSE:IWA) today announced operating results for the fourth quarter and year ended December 31, 2005.
Quarterly highlights for the Company include:

    --  Operating revenues were $58.2 million.

    --  Operating income was $18.9 million.

    --  Net income was $11.6 million or $0.37 per share.

    --  Adjusted EBITDA (as defined herein) was $31.9 million.

    "We're pleased to have had another quarter of solid performance," said Alan L. Wells, Iowa Telecom president and chief executive officer. "Our operating revenues, operating income, net income and Adjusted EBITDA all increased over the previous quarter's levels. Our DSL service offering continues to be very well received as we added 4,000 net subscribers during the fourth quarter. This increase more than offset our losses in total access lines, which declined by 2,000 during the quarter. Our access line loss slowed somewhat during the quarter, reflecting the success in our marketing campaigns focused on communities in which our services have been deregulated. Overall, it was a very good quarter and was in line with our expectations for the business.
    "Our results for the year were also consistent with our expectations, and reflect the relatively stable nature of our rural telecommunications business," Wells added. "Adjusted EBTIDA for 2005 was $127.9 million, a decrease of $10.1 million from 2004. However, this decrease is the direct result of several unique events that occurred in both 2004 and 2005. In April 2004, as a result of our rate settlement, we recognized $7.1 million in revenue that was collected in prior periods subject to refund, and thus our 2004 revenues and Adjusted EBITDA were unusually high. In addition, as a result of our recapitalization in late 2004, we received approximately $2.0 million less in cash patronage dividend income in 2005 from our capital investment in the Rural Telephone Finance Cooperative, one of our primary lenders. Finally, as a result of certain amendments to our defined benefit pension plan made in 2005, we incurred $1.5 million in additional pension expense during the last half of 2005, of which, $435,000 occurred during the fourth quarter. We expect these pension plan changes to also increase our expense and cash-funding requirement next year. However, we continue to believe the resulting significant reduction in future pension expense, and the elimination of the associated future pension liability risk, outweigh these one-time costs and help to further enhance the predictability of our future cash flows.
    "Our capital expenditures for 2005 were $30.1 million and were in line with our prior guidance. We anticipate our 2006 capital expenditures to be between $28 million and $30 million," Wells added. "Our interest expense for 2005, excluding amortization of debt issuance costs, was also in line at $30.5 million. We believe our 2006 cash interest expense will be between $30 million and $32 million. During 2005, we used our excess cash to reduce our net debt by $25.4 million. As a result of our successful refinancing in 2005, we have effectively locked the rate on most of our term debt through 2011, therefore mitigating the risk associated with the potential future increases in interest rates.
    "Generating strong cash flows remains our primary focus in 2006 and beyond," Wells said. "Operationally, we intend to achieve this goal by continuing to leverage our local presence and increasing our revenue per access line by selling additional and enhanced services such as DSL. Through our competitive local exchange subsidiaries, we will continue to selectively pursue customers in markets adjacent to our existing markets. During 2005, our competitive local exchange operations gained 5,600 customers and turned Adjusted EBITDA positive as we expected. Finally, we will continue to evaluate selective accretive acquisitions, similar to our pending acquisition of the Montezuma Mutual Telephone Company. We believe this acquisition is on track to close during the first half of 2006, and should add approximately 2,200 telephone access lines, 1,300 cable television customers and 900 data customers to our operations.

    FINANCIAL DISCUSSION FOR 4TH QUARTER 2005:

    -- Operating Revenues increased $1.5 million, or 2.6%, to $58.2 million for the fourth quarter of 2005 as compared to the same quarter in 2004. DSL Internet access service revenues increased $1.5 million, or 81.3%, due primarily to customer growth.

    -- Operating Costs and Expenses increased $1.7 million, or 4.4%, in the fourth quarter of 2005 as compared to the fourth quarter of 2004. The increase in costs includes $435,000 of additional pension expense for distributions during the fourth quarter of 2005 related to the amendments to the defined benefit plan during the second quarter. Other significant items that contributed to the higher expense included additional non-cash equity-based compensation expense of $433,000 and higher costs related to serving a larger number of competitive local exchange carrier access lines.

    -- Operating Income was $18.9 million in the fourth quarter of 2005 as compared to $19.1 million in the same period in 2004.

    -- Interest Expense decreased $7.2 million, or 47.7%, to $7.9 million in the fourth quarter of 2005 as compared to the fourth quarter of 2004. The decrease was a result of the reductions in the amount of debt outstanding and in the average interest rate as a result of the Company's initial public offering and debt refinancing in November 2004.

    -- Net Income increased by $28.2 million to $11.6 million for the quarter compared to net a loss of $16.7 million in the fourth quarter of 2004. Net income in the fourth quarter of 2004 was negatively impacted by $26.2 million of one-time transaction-related costs associated with the Company's initial public offering. Excluding these one-time costs, net income would have been $9.5 million in the year-ago quarter.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.9 million for the fourth quarter of 2005, as compared with $31.6 million in the same period in 2004.

    -- Total Access Lines decreased by 8,300, or 3.1%, for the fourth quarter of 2005 as compared to the fourth quarter in 2004. Total access lines decreased by 2,000 during the fourth quarter of 2005 from the third quarter in 2005 as ILEC access lines declined by 2,600 lines and CLEC lines increased by 600 lines.

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                Fourth Quarter 2005 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)
                                                          Change
                                                     -----------------
                                  2005        2004   Amount   Percent
                             ----------  ----------  -----------------
Revenue                     $   58,226      56,734  $   1,492     2.6%
Operating Income            $   18,901  $   19,082  $    (181)   -1.0%
Interest Expense            $    7,897  $   15,094  $  (7,197)  -47.7%
Net Income (Loss)           $   11,595  $  (16,653) $  28,248   169.6%
Income (Loss) Available for
    Common                  $   11,595  $  (16,653) $  28,248   169.6%
Basic Earnings (Loss) Per
 Share                      $     0.37  $    (0.64) $    1.01   157.8%
Diluted Earnings (Loss) Per
 Share                      $     0.36  $    (0.64) $    1.00   156.3%
Adjusted EBITDA (1)         $   31,926  $   31,632  $     294     0.9%
Capital Expenditures and
    Acquisitions            $    6,609  $   11,109  $  (4,500)  -40.5%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.


Key Operating Statistics        4th Quarter 4th Quarter
                                    2005         2004   % Change
                                ---------   ----------  ---------
Telephone Access Lines
    ILEC Lines (1)               237,900      251,800       -5.5%
    CLEC Lines (2)                20,800       15,200       36.8%
                                ---------   ----------  ---------
Total Telephone Access Lines     258,700      267,000       -3.1%
Long Distance Subscribers        142,800      135,800        5.2%
Dial-up Internet Subscribers      41,700       51,500      -19.0%
DSL Subscribers                   31,200       15,600      100.0%
Average Monthly Revenue Per
    Access Line (3)            $   74.73       $71.03        5.2%

                                4th Quarter 3rd Quarter
                                    2005         2005   % Change
                                ---------   ----------  ---------
Telephone Access Lines
    ILEC Lines (1)               237,900      240,500       -1.1%
    CLEC Lines (2)                20,800       20,200        3.0%
                                ---------   ----------  ---------
Total Telephone Access Lines     258,700      260,700       -0.8%
Long Distance Subscribers        142,800      141,800        0.7%
Dial-up Internet Subscribers      41,700       44,200       -5.7%
DSL Subscribers                   31,200       27,200       14.7%
Average Monthly Revenue Per
    Access Line (3)            $   74.73   $    73.34        1.9%

(1) Includes lines subscribed by our incumbent local exchange carrier customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 3,200 wholesale lines subscribed at December 31, 2005; 3,600 wholesale lines subscribed at September 30, 2005; and 4,600 wholesale lines subscribed at December 31, 2004.

(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiary, Iowa Telecom Communications, Inc.

(3) Average monthly revenue per access line is computed by dividing the total revenue for the period by the average of the access lines at the beginning and at the end of the period.
*T

    FINANCIAL DISCUSSION FOR YEAR ENDED DECEMBER 31, 2005:

    -- Operating Revenues increased $3.5 million, or 1.5%, to $231.6 million for the year ended December 31, 2005 as compared to 2004. Revenue during 2004 included $7.1 million of revenue collected subject to refund in prior periods and recognized during 2004 as a result of a rate increase settlement during the period. Excluding the impact of the prior period revenue in 2004, operating revenue increased by $10.6 million. The revenue increase was driven primarily by growth in network access revenues and customer growth in DSL service.

    -- Operating Costs and Expenses increased $13.3 million, or 9.4%, in 2005 as compared to 2004. The increase in long distance customers, coupled with the termination of the historical agreement for the exchange of traffic related to our discontinued local calling plans, resulted in approximately $4.4 million of additional cost to deliver long distance traffic. As a result of customer growth, we experienced an increase in competitive local exchange carrier access lines which, in turn, raised costs for providing this service by $3.3 million for 2005 as compared to 2004. Salary, wages and benefits for 2005 includes a pension settlement charge of approximately $1.5 million for distributions related to amendments to the pension plan during the second quarter of 2005 and additional non-cash equity-based compensation expense of $1.7 million. Also contributing to the increase were $1.4 million of external costs related to Sarbanes Oxley compliance and other costs related to being a publicly traded company. Depreciation and amortization increased $659,000, or 1.4%, for 2005 as compared to 2004. This was primarily due to higher average property, plant and equipment balances relating mainly to additions to our network facilities. Offsetting these increases was a $2.0 million favorable impact resulting from past access disputes with other carriers.

    -- Operating Income decreased $9.8 million, or 11.2%, in 2005 from 2004 due to the previously discussed revenue and expense items.

    -- Interest and Dividend Income decreased $3.0 million, or 73.4%, in 2005 compared to 2004 primarily due to the reduction in patronage dividend income from the RTFC Subordinated Capital Certificates, which were partially redeemed in connection with the initial public offering and debt refinancing in November 2004.

    -- Interest Expense decreased $24.6 million, or 44.1%, for 2005 as compared to 2004, principally as a result of the reductions in the amount of debt outstanding, and in the average interest rate on our new debt issued in connection with our debt refinancing in November 2004.

    -- Net Income increased $32.2 million in 2005 to $46.4 million from $14.2 million in 2004. Net income in 2004 was impacted by one-time transaction-related costs associated with the Company's initial public offering. Excluding the one-time transaction-related costs and the recognition of revenue collected subject to refund from the rate increase settlement, net income would have been $33.3 million in 2004, and the increase in 2005 would have been $13.3 million.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $127.9 million for 2005 as compared with $137.9 million in 2004. The decrease in Adjusted EBITDA was primarily due to the $7.1 million of revenue collected subject to refund in prior periods and recognized during 2004 as a result of a rate increase settlement during the period and a $2.0 million non-operating reduction in the cash portion of the patronage dividend income resulting from the decrease in the investment in the RTFC Subordinated Capital Certificates.

    -- Total Access Lines decreased by 8,300, or 3.1%, for 2005 as compared to 2004. Incumbent local exchange carrier access lines declined by 13,900 lines and CLEC lines increased by 5,600 lines from the end of 2004.



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                        2005 Financial Summary
                             (Unaudited)
           (dollars in thousands, except per share amounts)
                                                             Change
                                                       ---------------
                                        2005     2004  Amount  Percent
                                     -------- -------- ---------------
Revenue                             $231,640 $228,119 $  3,521    1.5%
                                             -
Operating Income                    $ 77,214 $ 86,994 $ (9,780) -11.2%
Interest Expense                    $ 31,089 $ 55,654 $(24,565) -44.1%
Net Income                          $ 46,390 $ 14,204 $ 32,186  226.6%
Income Available for Common         $ 46,390 $ 69,829 $(23,439) -33.6%
Basic Earnings Per Share            $   1.50 $   2.97 $  (1.47) -49.5%
Diluted Earnings Per Share          $   1.46 $   2.64 $  (1.18) -44.7%
Adjusted EBITDA (1)                 $127,864 $137,935 $-10,071  -7.30%
Capital Expenditures and
   Acquisitions                     $ 30,235 $ 36,500 $ (6,265) -17.2%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

*T

    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the fourth quarter and year-end results on Friday, March 3, 2006 at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5519 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on March 3, 2006 and will continue through March 10, 2006 by dialing (719) 457-0820 and entering Confirmation Code 7016840. The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on March 3, 2006, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the company serves over 440 communities and employs over 600 people throughout the State of Iowa. The company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.



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        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                            Balance Sheets
                             (Unaudited)
           (dollars in thousands, except per share amounts)
                                           As of             As of
                                         December 31,     December 31,
                                            2005             2004
                                        -------------  ---------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents             $      26,782  $         2,874
 Accounts receivable, net                     18,121           19,416
 Inventory                                     2,722            2,979
 Prepayments and other assets                  2,402            3,224
                                        -------------  ---------------
            Total Current Assets              50,027           28,493

PROPERTY, PLANT AND EQUIPMENT
 Property, Plant and Equipment               504,662          496,145
 Accumulated depreciation                   (189,163)        (164,409)
                                        -------------  ---------------
            Net Property Plant and
             Equipment                       315,499          331,736

GOODWILL                                     460,113          460,113
INTANGIBLE AND OTHER ASSETS, net              23,993           15,800
INVESTMENT IN AND RECEIVABLE FROM
 THE RURAL TELEPHONE FINANCE
 COOPERATIVE                                  14,890           16,642
                                        -------------  ---------------
Total Assets                           $     864,522  $       852,784
                                      ================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Revolving credit facility             $      40,000  $        41,507
 Accounts payable                             10,416           15,889
 Advanced billings and customer
  deposits                                     6,042            6,525
 Accrued and other current liabilities        29,842           23,123
                                        -------------  ---------------
            Total Current Liabilities         86,300           87,044
LONG-TERM DEBT                               477,778          477,778
OTHER LONG-TERM LIABILITIES                   19,913           12,000
                                        -------------  ---------------
            Total Liabilities                583,991          576,822
STOCKHOLDERS' EQUITY
 Common stock, $.01 par value,
  100,000,000 shares authorized,
  31,065,963 and 30,864,195 shares
  issued and outstanding                         311              309
 Additional paid-in-capital                  317,877          314,634
 Retained deficit                            (42,874)         (38,897)
 Other comprehensive income                    5,217              (84)
                                        -------------  ---------------

            Total Stockholders' Equity       280,531          275,962
                                        -------------  ---------------
Total Liabilities and Stockholders'
 Equity                                $     864,522  $       852,784
                                      ================================



       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                          Income Statements
                             (Unaudited)
          (dollars in thousands, except per share amounts)




                                       Three Months    Twelve Months
                                         Ended             Ended
                                       December 31,      December 31,
                                   ----------------------------------
                                     2005     2004     2005     2004
                                   ------- -------- -------- --------
REVENUE AND SALES
       Local services             $18,737 $ 18,366 $ 75,581 $ 82,778
       Network access services     25,516   25,291  101,227   94,957
       Toll services                5,813    6,040   23,813   23,167
       Other services and sales     8,160    7,037   31,019   27,217
                                   ------- -------- -------- --------
       Total revenues and sales    58,226   56,734  231,640  228,119


OPERATING EXPENSES
       Cost of services and sales
       (exclusive of items shown
       separately below)           16,262   15,407   64,118   55,766
       Selling, general and
        administrative             11,072   10,168   41,708   37,418
       Depreciation and
        amortization               11,991   12,077   48,600   47,941
                                   ------- -------- -------- --------
       Total operating costs and
        expenses                   39,325   37,652  154,426  141,125

OPERATING INCOME                   18,901   19,082   77,214   86,994

OTHER INCOME (EXPENSE)
       Interest and dividend
        income                        646      552    1,078    4,057
       Interest expense            (7,897) (15,094) (31,089) (55,654)
       Other, net                     (55) (21,193)    (813) (21,193)
                                   ------- -------- -------- --------
       Total other expense, net    (7,306) (35,735) (30,824) (72,790)
EARNINGS BEFORE INCOME TAXES       11,595  (16,653)  46,390   14,204

INCOME TAX EXPENSE                      -        -        -        -
                                   ------- -------- -------- --------
NET INCOME (LOSS)                  11,595  (16,653)  46,390   14,204
GAIN ON REDEMPTION OF REDEEMABLE
       CONVERTIBLE PREFERRED STOCK      -        -        -   57,681
PREFERRED DIVIDEND                      -        -        -   (2,056)
                                   ------  -------- -------- --------

INCOME (LOSS) AVAILABLE FOR
       COMMON STOCKHOLDERS        $11,595 $(16,653)$ 46,390 $ 69,829
                                  ======== ========= ======== ========

ADJUSTED EBITDA                   $31,926 $ 31,632 $127,864 $137,935
                                  ======== ========= ======= =========

COMPUTATION OF EARNINGS
PER SHARE
Basic  - Earnings per share       $  0.37 $  (0.64) $  1.50     2.97
                                  ======= ========== ======== ========
Basic - Weighted average number
 of shares outstanding             31,062   26,104   30,937   23,482
                                  ======== ======== ======== =========

Diluted - Earnings per share      $  0.36 $  (0.64) $  1.46  $  2.64
                                  ======== ========= ======== ========
Diluted - Weighted average number
 of shares outstanding             31,900   26,104   31,720   27,206
                                  ======== ======== ======== =========


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                       Statements of Cash Flows
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                                  Three Months Ended
                                                      December 31,
                                                    2005         2004

CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)                             $   11,595  $   (16,653)
Adjustments to reconcile
 net income (loss)
 to net cash provided
 by operating activities:
     Depreciation                                 11,389       11,484
     Amortization of intangible assets               602          593
     Non-cash stock based compensation
      expense                                        572          139
     Loss from fees to retire existing debt            -       18,557
     Write-off of deferred financing costs             -        3,568
     Changes in operating assets and
      liabilities:
      Receivables                                    498         (871)
      Inventory                                      172          234
      Accounts payable                              (749)        (671)
      Other assets and liabilities                 1,975        7,279
                                               ----------   ----------
Net cash provided by operating activities
                                              $   26,054  $    23,659

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                              (6,609)     (11,109)
Business acquisitions                                  -            -
Redemption of RTFC capital certificates                -       50,000
Purchase of RTFC capital certificates                  -       (7,778)
Net cash provided by (used in) investing
 activities                                       (6,609)      31,113

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility           14,500       38,507
Redemption of redeemable preferred stock               -            -
Issuance of senior subordinated notes                  -            -
Payment of issuance costs for senior
 subordinated notes                                    -            -
Early retirement of long-term debt                     -     (681,500)
Payment of fees to retire existing debt                -      (18,557)
Issuance of long-term debt                             -      477,778
Payment of issuance costs for long term
 debt                                                  -       (4,138)
Issuance of capital common stock, net of
 Issuance costs                                        -      144,848
Redemption of stock options                            -      (10,046)
Proceeds from exercise of stock options              222            -
Dividends paid                                   (12,666)           -
                                               ----------   ----------
Payment on long-term debt                              -            -
Net cash used in financing activities              2,056      (53,108)

Net Increase (Decrease) in Cash and Cash
 Equivalents                                      21,501        1,664
                                               ----------   ----------
Cash and Cash Equivalents at Beginning
 of Period                                         5,281        1,210
                                               ----------   ----------

Cash and Cash Equivalents at End
 of Period                                    $   26,782  $     2,874
                                               ==========   ==========

                                                 Twelve Months  Ended
                                                      December 31,
                                                    2005         2004

CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income (loss)                             $   46,390  $    14,204
Adjustments to reconcile
 net income (loss)
 to net cash provided
 by operating activities:
     Depreciation                                 46,213       45,576
     Amortization of intangible assets             2,387        2,365
     Non-cash stock based compensation
      expense                                      1,828          141
     Loss from fees to retire existing debt            -       18,557
     Write-off of deferred financing
      costs                                            -        3,568
     Changes in operating assets and
      liabilities:
      Receivables                                  1,295       (2,600)
      Inventory                                      257          (51)
      Accounts payable                            (5,473)       3,044
       Other assets and liabilities                4,424       (8,169)
                                               ----------   ----------
Net cash provided by operating activities
                                              $   97,321  $    76,635

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                             (30,141)     (34,803)
Business acquisitions                                (94)      (1,697)
Redemption of RTFC capital certificates                -       50,000
Purchase of RTFC capital certificates                  -       (7,778)
                                               ----------   ----------
Net cash provided by (used in) investing
 activities                                      (30,235)       5,722

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility           (1,507)      41,507
Redemption of redeemable preferred stock               -     (100,000)
Issuance of senior subordinated notes                  -       66,000
Payment of issuance costs for senior
 subordinated notes                                    -       (1,974)
Early retirement of long-term debt                     -     (681,500)
Payment of fees to retire existing debt                -      (18,557)
Issuance of long-term debt                             -      477,778
Payment of issuance costs for long term
 debt                                                  -       (4,138)
Issuance of capital common stock, net of
 Issuance costs                                        -      144,848
Redemption of stock options                            -      (10,046)
Proceeds from exercise of stock options            1,417            -
Dividends paid                                   (43,088)           -
Payment on long-term debt                               -     (30,250)
Net cash used in financing activities            (43,178)   (116, 332)

Net Increase (Decrease) in Cash and Cash
 Equivalents                                      23,908      (33,975)
                                               ----------   ----------

Cash and Cash Equivalents at Beginning
 of Period                                         2,874       36,849
                                               ----------   ----------

Cash and Cash Equivalents at End
 of Period
                                              $   26,782  $     2,874


       IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
----------------------------------------------------------------------
        EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
----------------------------------------------------------------------
                              (Unaudited)
                   --------------------------------
                            (in thousands)
                   --------------------------------

                               Three Months Ended  Twelve Months Ended
                                  December 31,          December 31,
                                ------------------   -----------------
                                  2005       2004       2005     2004
                                -------   --------   -------- --------

ADJUSTED EBITDA:
Net Income                     $11,595   $(16,653   $ 46,390   14,204
Income Taxes                         -         --         --       --
Interest Expense                 7,897     15,094     31,089   55,654
Depreciation and Amortization   11,991     12,077     48,600   47,941
Unrealized losses on financial
 derivatives                        49     (1,452)       234   (1,452)
Non-cash stock-based
 compensation expense (1)          572        139      1,828      141
Extraordinary or unusual (gains)
 losses                             --         --         --       --
Non-cash portion of RTFC Capital
 Allocation (2)                   (178)      (162)      (277)  (1,142)
Other non-cash losses (gains)       --         --         --       --
Loss (gain) on disposal of assets
 not in ordinary course             --         --         --       --
Transaction costs                   --     22,589         --   22,589
                               ---------   --------   -------- -------
ADJUSTED EBITDA                $31,926   $ 31,632   $127,864 $137,935
                               =======================================

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.

(2) Included in Interest and Dividend Income on the Consolidated
Statements of Operations.

*T

    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.
    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.
    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.


    CONTACT: Investor Relations Contacts:
             Corporate Communications, Inc.
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, 641-787-2089
             or
             Media Contact:
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com